NEWS RELEASE

Collins Industries, Inc.                   Contact:  Kent Tyler
15 Compound Drive                                    Vice President of Marketing
Hutchinson, Kansas 67502-4349                        620-663-5551

For Immediate Release
August 31, 2005

                         Collins Announces New Auditors

Hutchinson, Kansas - Collins Industries, Inc. (Pink Sheets: "COLL.PK"),
announced today that on August 29, 2005, upon recommendation and approval of the audit committee of its board of directors, Collins Industries, Inc. (the
"Company") engaged McGladrey & Pullen, LLP to serve as the Company's independent auditors.

Donald Lynn Collins, President and Chief Executive Officer of the Company,
stated "We are very excited to be working with McGladrey & Pullen as our new auditors. Collins Industries intends to move forward quickly to file its Form
10-Q for the third quarter of 2005"

McGladrey & Pullen, LLP is a Minnesota-based full service accounting firm.
Additional information on the firm can be found at www.mcgladrey.com.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North
America's largest producer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 1000 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the availability of key raw materials, components and chassis, changes in funds budgeted by
Federal, state and local governments, changes in competition, various inventory risks due to changes in market conditions, changes in product demand, substantial dependence on third parties for product quality, interest rate fluctuations, adequate direct labor pools, development of new products, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and other risks as indicated in the
Company's filings

with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.